CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is dated as of August 16, 2011 (the “Execution Date”), by and among EARTHBOUND LLC, a Delaware limited liability and its affiliated entities, including without limitation IM LICENSING LLC (“Earthbound”), IM READY-MADE, LLC’s a New York limited liability company ("IM") and XCEL BRANDS, INC., a Delaware corporation (“XCel”).  For the purposes of this Agreement, Earthbound, XCel and IM shall each be referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Earthbound is a party to an Agreement, dated as of November 6, 2001 (the “Brand Management Agreement”), whereby, among other agreements, Earthbound was granted certain intellectual property rights, brand-expansion and marketing rights with respect to IM’s products and trademarks (the “IM Business”); and

WHEREAS, IM, XCel and IM Brands, LLC (“IMB”) are parties to that certain Asset Purchase Agreement, dated May 19, 2011 and amended July 28, 2011 and as may be amended by the parties thereto in their sole discretion (the “APA”), pursuant to which XCel and IMB have agreed to acquire certain assets, and assume certain liabilities, of IM, in accordance with the terms thereof and which the parties thereto intend will qualify as a transaction or transactions described in Section 351 of the Internal Revenue Code of 1986, as amended (the Code"); and

WHEREAS, simultaneously with or immediately prior to the closing of the APA, XCel will merge with and into a wholly owned subsidiary of a public reporting company (the “Merger”, with the surviving public reporting company following the Merger, consummation of the APA, and other related transactions referred to as “PublicCo”) and offer shares of PublicCo to investors through a private offering transaction (the “Offering”); and,

WHEREAS, Earthbound has agreed to contribute cash and various assets, including without limitation the Brand Management Agreement and the intellectual property rights, brand-expansion and marketing rights associated therewith to XCel or its successor in interest in exchange for shares of common stock of PublicCo, and the Parties intend that such transaction, together with the transactions contemplated by the APA and with other third parties, will qualify as a transaction or transactions described in Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Defined Terms.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings and definitions attributed to such terms in the APA.

2.           Effective Date. Contemporaneously with the closing of the transactions contemplated by the APA, and the Merger ("Effective Date"), this Agreement will become effective.  In the event the transactions contemplated by the APA and Merger and this Agreement do not close on or before December 31, 2011, this Agreement shall be null and void.

3.           Contribution of Assets.

On the Effective Date, Earthbound will deliver and/or assign to XCel (or cause to be delivered and/or assigned to XCel or its successor in interest) Earthbound’s title to, or to the extent that Earthbound does not hold title to such property Earthbound’s interest in, the following property ("Contributed Assets") in exchange for the PublicCo shares set forth in Section 4:

(i)	the Brand Management Agreement, including all intellectual property rights and brand-expansion and marketing rights;
(ii)
any Intellectual Property Rights owned by or developed by Earthbound relating to the IM Brands owned by Earthbound and/or its Affiliates, agents, officers, directors, employees, including, without limitation, all designs, archives and logos;

(iii)	all Furnishings and Equipment and other materials and assets set forth on Exhibit A; and
(iv)	all rights to any design software owned or licensed and used by Earthbound in connection with the IM Business and as set forth on Exhibit B (the “Design Software”).

In addition, Earthbound shall invest or cause its affiliates to invest $500,000 in PublicCo on the same terms and conditions as other investors in the Offering (the “EB Investment”, together with the Contributed Assets will hereafter be referred to as the “351 Assets”).  For U.S. federal income tax purposes, the Parties agree that the fair market value of the design archives, logos, Furnishings and Equipment referenced in the Contributed Assets on the Effective Date shall equal approximately $105,000.

(a)           Earthbound shall indemnify Xcel, and its respective affiliates, from any third party claims, costs, liabilities or losses (including reasonable attorney fees), arising out of or relating to the ownership or use of the Contributed Assets related to the period prior to the Effective Date or any ownership claims of the Contributed Assets by third parties from or after the Effective Date other than relating those arising under or related to the use of the Licensed Software from or after the Effective Date.

4.            Effect of Contribution of Brand Management Agreement.  The rights and obligations of Earthbound under the Brand Management Agreement shall immediately be transferred to XCel or its successor in interest as of the Effective Date, subject only to the following:

(a)           On the Effective Date, in addition to issuance of the shares to Earthbound under Section 4(c), IM will pay to Earthbound an amount equal to all commissions due and owing at that time to Earthbound under Section 3(a) of the Brand Management Agreement (“Commissions”) based upon royalties, vendor payments advances, and other payments that IM has received up to the Effective Date, less the expense reimbursement amount owed by Earthbound to IM, prorated through the Effective Date (“Expense Reimbursements”) with such Expense Reimbursements equal to $84,000.00 per quarter, and which amount may be adjusted by written agreement between IM and Earthbound. Any Commissions earned by Earthbound prior to the Effective Date, but not yet paid to Earthbound (including, without limitation, the Commission due with respect to the royalty due to IM from QVC, Inc. for the quarter ending June 30, 2011 in accordance with Section 3(a) of the Brand Management Agreement, will be paid by IM or its successor in interest to Earthbound, less any prorated Expense Reimbursements that remain owed to IM through the Effective Date, on the same terms and conditions as set forth under said Section 3(a), except that any such payments shall be made to Earthbound within five (5) business days of receipt by IM or its successor in interest, but only after (and to the extent that) the royalties from which such Commissions are being paid have actually been received by IM or its successor in interest.  In the event that XCel receives any payment which was the subject of the Brand Management Agreement and which is attributable to the period prior to the Effective Date, IM hereby irrevocably directs XCel to pay, and XCel agrees to pay, thirty-eight percent (38%) of such payment, less any prorated Expense Reimbursements that remain due and payable to IM, directly to Earthbound.

(b)           On the Effective Date, Earthbound shall make payment to QVC, Inc. of a pro rata portion of the 2011 QVC, Inc. fee of $234,000.00 due and owing by Earthbound to QVC, Inc. under that certain agreement between Earthbound and QVC, Inc. dated September 1, 2009, as amended, based on the number of days attributable to such payment through the Effective Date (such pro rata portion, the “QVC Payment”).

(c)           On the Effective Date, XCel shall cause PublicCo to issue to Earthbound or its designee 943,216 shares of PublicCo common stock pursuant to the Offering, plus 100,000 shares and 50,000 warrants pursuant to the Offering related to the EB Investment.

(d)           The Parties intend to treat the transaction contemplated herein as a transaction described in Code Section 351 and will timely file statements (including applicable extensions) pursuant to IRC Regulation Section 1.351-3, and will consistently report the aggregate valuation of the 351 Assets as required by the Internal Revenue Code and as determined by XCel in its reasonable discretion.

(e)           Earthbound represents and warrants to IM and XCel that (i) it has received no vendor payments in connection with the IM Business (“Vendor Payments”) that it has not provided to IM, and (ii) neither Earthbound nor any of its affiliates is a party to any agreement (whether written or oral) whereby Earthbound or any of its affiliates has a right to receive any Vendor Payments.  In the event that Earthbound receives any Vendor Payment attributable to the period prior to the Effective Date, Earthbound shall promptly, and in any event within 5 days of receipt, deliver to IM an accounting of such Vendor Payment and forward sixty-two percent (62%) of such Vendor Payment to IM. In the event that Earthbound receives any Vendor Payment attributable to the period after the Effective Date, Earthbound shall promptly, and in any event within 5 days of receipt, deliver to XCel one-hundred percent (100%) of such Vendor Payment and promptly terminate such arrangement with the vendors and all other appropriate parties.

(f)            In the event that IM is required to repay any amounts received from Co International for which Earthbound was paid royalties on such sums (such sums paid to Earthbound hereinafter referred to as the "Earthbound Co Int'l Payment"), Earthbound shall promptly, and in any event with five (5) business days of notice by IM and confirmation of such payment, reimburse IM the Earthbound Co Int'l Payment.

5.           Agreements Between Earthbound and XCel.  As consideration and inducement for Earthbound to transfer the Contributed Assets to XCel, XCel and Earthbound agree to the following:

(a)           On the Effective Date, Earthbound shall execute and deliver such assignments and transfer documents as IM and XCel may reasonably request to effect the assignment and transfer of the Contributed Assets to XCel (or a designee of XCel).

(b)           In the event that any of the Design Software to be contributed to XCel (or a designee of XCel) pursuant to Paragraph 3 of this Agreement is licensed, and not owned, by Earthbound (the “Licensed Software”), Earthbound will use its commercially reasonable efforts to cause the applicable third party licensor to consent to such assignment; and any such sale or assignment shall be subject to the consent of any third party licensor and payment of any associated costs due in connection therewith. Earthbound shall not be required to pay any costs due in connection with any such sale or assignment. In connection with any such Licensed Software that is assigned hereunder, XCel shall be responsible for the third party costs to assign such Licensed Software. XCel shall indemnify Earthbound for any claims arising as a result of, and costs related to, the transfer to XCel and/or use following the assignment of the Licensed Software to XCel and any claims arising under or relating to the Licensed Software relating to the period following the assignment.

(c)           Earthbound shall execute any and all agreements, in such forms as XCel may reasonably request, to confirm that all agreements between Earthbound and QVC, Inc. shall be terminated as of the Effective Date.

(d)           On or prior to the Effective Date, Earthbound and QVC shall enter into a release agreement (the “EB-QVC Release”), on terms satisfactory to Earthbound and XCel in their reasonable discretion, whereby QVC shall release Earthbound from any and all claims for any sums, directly or indirectly due to QVC up through and including the Effective Date, as well as from any and all claims for any sums, directly or indirectly due to QVC following the Effective Date, under any agreements between Earthbound and QVC, Inc. and/or any other party, or under such terms and conditions as otherwise agreed to in the EB-QVC Release.

(e)           Contemporaneously with the execution of this Agreement, Earthbound and XCel (or its principals or affiliates, as appropriate) shall enter into an agreement terminating any and all prior agreements by and between Earthbound and its principals on the one hand, and XCel and its principals and affiliates on the other (the “XCel-EB Termination Agreement”);

(f)           Board Nomination and Observer. On the Effective Date, in connection with the Merger and related transactions, XCel shall nominate one of Earthbound’s principal shareholders to serve as a director on the board of PublicCo (the “Board”), provided, however, that the final determination as to the appointment or recommendation to shareholders for election of any director or any successor director to the Board or any committee thereof shall remain in the sole discretion of the Corporate Governance and Nominating Committee, and provided further that in making such determination, the Corporate Governance and Nominating Committee shall apply reasonably and uniform standards consistent with past practices and consistent with PublicCo’s corporate governance principles as in effect from time to time. Such board nominee shall also be required at the time of nomination to satisfy the independence requirements and listing standards of any securities exchange on which the securities of PublicCo are listed from time to time.  At any time following the Effective Date during which a principal stockholder of Earthbound serves as a director of PublicCo, Earthbound shall also be entitled, subject to the execution of a confidentiality agreement in form acceptable to XCel, to have an additional principal shareholder of Earthbound attend meetings of the Board of directors of PublicCo (the “Board Observer”).

6.           Release and Indemnification by Earthbound.

(a)           As of the Effective Date, excepting only obligations arising under this Agreement and obligations explicitly referenced in this Agreement as surviving the Effective Date including any indemnification obligations, Earthbound, on behalf of itself and the other Earthbound Parties (as defined in Section 7), remises, releases and forever discharges IM and each of IM’s current and former employees, directors, managers, officers, members, affiliates (including Laugh Club Inc.), agents, assigns, representatives, attorneys, and/or successors in interest (collectively, the “IM Parties”), of and from any and all obligations, debts, reckonings, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of actions, guaranties, judgments, executions, damages, debts, sums of money, dues, controversies, claims or demands, in law or in equity, known or unknown (“Claims”) against any or all of the IM Parties, which Earthbound or any of the other Earthbound Parties, ever had, now has or hereafter can, shall, or may have from the beginning of the world to the Effective Date, including, but not limited to, any Claims arising under, or in connection with, the Brand Management Agreement, or otherwise with respect to the general business relationship between IM and Earthbound as it existed at any time on or prior to the Effective Date.  Earthbound agrees to indemnify and hold harmless all IM Parties from and against any and all actions, liabilities, damages and costs arising from, or in connection with, any action or proceeding, brought by, or prosecuted by, or on the initiative of Earthbound and/or any person or entity acting on Earthbound’s behalf, contrary to the provisions of this Section 6.  Earthbound agrees that this agreement of indemnity shall be deemed breached and a cause of action shall be deemed to have accrued thereon immediately upon commencement of any action contrary to this Section 6(a), and that this Section 6(a) may be pleaded as a defense or asserted by way of counterclaim or cross-claim in any such action.

           (b)           As of the Effective Date, excepting only obligations arising under this Agreement and that certain consulting agreement to be entered into between Earthbound, IM and XCel and effective as of the Effective Date, Earthbound on behalf of itself and the other Earthbound Parties, remises, releases and forever discharges XCel and each of XCel’s current and former employees, directors, officers, shareholders, affiliates, agents, assigns, representatives, attorneys, subsidiaries and/or successors in interest (collectively, the “XCel Parties”), of and from any and all Claims against any or all of the XCel Parties, which Earthbound, or any of the other Earthbound Parties, ever had, now has or hereafter can, shall, or may have from the beginning of the world to the Effective Date.  Earthbound agrees to indemnify and hold harmless all XCel Parties from and against any and all actions, liabilities, damages and costs arising from, or in connection with, any action or proceeding, brought by, or prosecuted by, or on the initiative of Earthbound and/or any person or entity acting on Earthbound’s behalf, contrary to the provisions of this Section 6(b). Earthbound agrees that this agreement of indemnity shall be deemed breached and a cause of action shall be deemed to have accrued thereon immediately upon commencement of any action contrary to this Section 6(b), and that this Section 6(b) may be pleaded as a defense or asserted by way of counterclaim or cross-claim in any such action.

(c)           Earthbound further agrees to indemnify and hold harmless the IM Parties and the XCel Parties from and against any and all actions, liabilities damages and costs arising from, or in connection with the breach by Earthbound of any of its obligations under this Agreement.

7.           Release and Indemnification by IM.  As of the Effective Date, excepting only obligations arising under this Agreement and obligations explicitly referenced in this Agreement as surviving the Effective Date, IM, on behalf of itself and the other IM Parties (as defined in Section 6), remises, releases and discharges Earthbound and each of Earthbound’s current and former employees, directors, members, managers, officers, shareholders, affiliates (including Laugh Club Inc.), agents, assigns, representatives, attorneys, and/or successors in interest (collectively, the “Earthbound Parties”), of and from any and all Claims against any or all of the Earthbound Parties, which IM, or any of the other IM Parties, ever had, now has or hereafter can, shall, or may have from the beginning of the world to the Effective Date, including, but not limited to, any Claims arising under, or in connection with, the Brand Management Agreement, or otherwise with respect to the general business relationship between Earthbound and IM as it existed at any time on or prior to the Effective Date.  IM agrees to indemnify and hold harmless all Earthbound Parties from and against any and all actions, liabilities, damages and costs arising from, or in connection with, any action or proceeding, brought by, or prosecuted by, or on the initiative of IM and/or any person or entity acting on IM’s behalf, contrary to the provisions of this Section 6.  IM agrees that this agreement of indemnity shall be deemed breached and a cause of action shall be deemed to have accrued thereon immediately upon the commencement of any action contrary to this Section 7, and that this Section 7 may be pleaded as a defense or asserted by way of counterclaim or cross-claim in any such action. IM further agrees to indemnify and hold harmless the Earthbound Parties and the XCel Parties from and against any and all actions, liabilities damages and costs arising from, or in connection with the breach by IM of any of its obligations under this Agreement.

8.           Indemnification by XCel.

(a)           XCel agrees to indemnify and hold harmless the IM Parties from and against any and all actions, liabilities, damages and costs arising from, or in connection with, the breach by XCel or any of its affiliates of any of their respective obligations under this Agreement other than any claims which may be governed by the APA.

(b)           To the extent not released by QVC, Inc. under the EB-QVC Release, XCel agrees to indemnify and hold harmless the Earthbound Parties from and against any and all payment claims made by QVC, Inc. against Earthbound, including without limitation claims, with respect to any expense reimbursement payments or any claim to repay any portion of the advance royalties paid by QVC, Inc. under that certain Agreement, by and among QVC, Inc., IM and Isaac Mizrahi, as amended. XCel shall also indemnify and hold harmless the Earthbound Parties from and against any and all actions, liabilities, damages and costs arising from, or in connection with, the assignment and use of the Licensed Software, including, without limitation, any claim of infringement of any intellectual property rights brought by licensor.

9.           Termination of Agreements.  As of the Effective Date, Earthbound and IM agree that, except for this Agreement and the Brand Management Agreement, all agreements (whether written or oral) between Earthbound and/or any of its affiliates, on the one hand, and IM and/or any of its affiliates, on the other hand, shall be deemed terminated as between Earthbound and IM.

10.          Separate Counsel.  The Parties hereto acknowledge and agree that (i) each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision, and (ii) each Party has been represented by independent counsel of their choice in reviewing and negotiating such terms and provisions.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

11.          Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.  Each party hereto (a) submits to the jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.

12.          Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties hereto.  No waiver by any Party hereto of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any party hereto with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.          Entire Agreement.  This Agreement constitutes the entire Agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings of the Parties with respect thereto.

14.          Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile or digital signature.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date first written above.

EARTHBOUND LLC

By:	/s/ Jeffrey Cohen
Name: Jeffrey Cohen
Title: Co-Chairman

IM READY-MADE LLC

By:	/s/Marisa Gardini
Name: Marisa Gardini
Title: President and CEO

XCEL BRANDS, INC.

By:	/s/ Robert W. D’Loren
Name: Robert D’Loren
Title:

[Signature Page to Contribution Agreement]

EXHIBIT A

Contributed Earthbound Assets

Category	Inventory Name	SN or Account Number	Description	Purchase Date
Internet Line	Megapath DSL	#2070817	ADSL2 8MB/1MB for 1 year aggrement	4/6/2011
Internet Line	Time Warner	8150200070479099	Cable line 50MB down / 5MB up (1 year contract expired)	12/9/2009
Phone System	M5	2963295	11 phone lines ($40 per line) (2 years contract until 12/02/11)	12/2/2009
Printer	A4678	A0HTA010R0021870	Konica bizhub C452 (37 months contract until 4/1/2013 with Konica Minolta Premier Finance, contract number is: 7516716-006)	3/16/2010
Printer	A4460	SVC05570	Canon ImageRunner 3035 (3 years contract until 12/23/12 with US bank, contract number is: 500-0228610-000)	12/23/2009
Computer	FLORIDA	1056JL1	Dell Optiplex 360 (Intel Core Duo 2 2.93GHz, 2GB, 320GB, Windows XP SP3), (half owned by Isaac $400)	12/2/2009
Computer	DELHI	6RYMFRKD	HP xw6600 (Quad-Core Xeon E5345 2.50GHz, 4GB, 160GB, Windows XP SP3).	6/16/2009
Computer	NAGOYA	2UA74519MY	HP xw8400 (Quad-Core Xeon E5345 2.33GHz, 4GB, 160GB, Windows XP SP3).	2007
Computer	HELSINKI	G89132U520G	Mac Pro (2*Quad-Core Intel Xeon 2.26GHz, 6GB, 600GB, Mac OS X 10.5.7)	2009
Computer	ATHENS	G85404B7R6U	Power Mac G5 (PowerPC G5 (3.0) 1.9GHz, 4.5GB, Mac OS X 10.4.10)	2007
Computer	CLEVELAND	G851018UQPL	Power Mac G5 (2*PowerPC G5 (3.0) 1.8GHz, 2GB, 80GB, Mac OS X 10.4.10)	2007
Computer	ATLANTA	G891256U20G	Mac Pro (2*Quad-Core Intel Xeon 2.26GHz, 6GB, 640GB, Mac OS X 10.5.7)	6/3/2009
Computer	BOSTON	G8831282XYK	Mac Pro (2*Quad-Core Intel Xeon 2.26GHz, 4GB, 320GB, Mac OS X 10.4.11)	9/15/2008
Computer	SEATTLE	G89152CY20G	Mac Pro (2*Quad-Core Intel Xeon 2.26GHz, 6GB, 600GB, Mac OS X 10.5.7)	7/18/2009
Computer	CAIRNS	G89152FC20G	Mac Pro (2*Quad-Core Intel Xeon 2.26GHz, 6GB, 600GB, Mac OS X 10.5.7)	7/18/2009
Computer	CALCUTTA	G87443BK08S	Mac Pro (2*Quad-Core Intel Xeon 3GHz, 5GB, 500GB, Mac OS X 10.5.7)	2009
Computer	BRUSSELS	G891256G20G	Mac Pro (2*Quad-Core Intel Xeon 2.26GHz, 6GB, 640GB, Mac OS X 10.5.7)	6/3/2009

Category	Inventory Name	SN or Account Number	Description	Purchase Date
Computer	AMSTERDAM	G891256T20G	Mac Pro (2*Quad-Core Intel Xeon 2.26GHz, 6GB, 600GB, Mac OS X 10.5.7)	2009
Computer	MANILA	SMXL9081FY9	HP Compaq dx7500 (Intel core 2 Duo 2.8GHz, 3GB, 60GB, Windows XP SP3)	7/18/2009
Computer	EDINBURGH	w8702B3AVuX	iMac (17-inch Late 2006, Intel core 2 duo 2Ghz 3GB, 160GB, Windows XP3)	2007
Phone	PH07	fch11109bws	Cisco IP Phone CP-7941G-GE	12/3/2009
Phone	PH13	INM09473BXH	Cisco IP Phone CP-7941G-GE	12/3/2009
Phone	PH12	INM09473CCF	Cisco IP Phone CP-7941G-GE	12/3/2009
Phone	PH14	FCH11109CIR	Cisco IP Phone CP-7941G-GE	12/3/2009
Phone	PH10	inm09472c46	Cisco IP Phone CP-7941G-GE	12/3/2009
Phone	PH09	inm09473c32	Cisco IP Phone CP-7941G-GE	12/3/2009
Phone	PH08	fch10308ek9	Cisco IP Phone CP-7941G-GE	12/3/2009
Phone	PH20	FCH11118AHK	Cisco IP Phone CP-7941G-GE	12/3/2009
Phone	PH21	FCH11118972	Cisco IP Phone CP-7941G-GE	12/3/2009
Phone	PH22	INM094736Y3	Cisco IP Phone CP-7941G-GE	12/3/2009
Phone	PH29	001B5413D358	Cisco IP Phone CP-7941G-GE	12/3/2009
Scanner	SC14	FVS0005738	Epson Expression 10000 XL	2007
Scanner	SC20	KDSA03336	CanoScan Lide 700F	7/3/2009
Scanner	SC21	KDSA00076	CanoScan Lide 700F	7/3/2009
Scanner	SC04	UZL005877	CanoScan Lide 500F	2007
Graphic Tablet	GT13	5DUM05073	Wacom Intuos3 6 x 8	9/18/2008
Graphic Tablet	GT01	5LZM13822	Wacom Intuos3 6 x 8	8/20/2008
Graphic Tablet	GT20	7AZM09808	Wacom Intuos3 6 x 8	7/24/2008
Graphic Tablet	GT38	8EZM03360	Wacom Intuos3 6 x 8	7/24/2008
Graphic Tablet	GT11	5DUM05093	Wacom Intuos3 6 x 8	2007
Graphic Tablet	GT37	8LAT003102	Wacom Intuos4 PTK640	6/3/2009
Graphic Tablet	GT34	9DAT001656	Wacom Intuos4 PTK640	6/3/2009
Graphic Tablet	GT39	9CAT000642	Wacom Intuos4 PTK640	6/16/2009
Graphic Tablet	GT30	8AZM05373	Wacom Intuos3 9 x 12	6/26/2008
Graphic Tablet	GT40	9DAT001868	Wacom Intuos4 PTK640	6/18/2009
Graphic Tablet	GT33	9DAT001645	Wacom Intuos4 PTK640	6/18/2009
Monitor	MN77	HU24HUMS300418	Samsung SyncMaster 245T 24	7/18/2009
Monitor	MN51	HU24HCGP908695	Samsung 245BW 24	8/20/2008
Monitor	MN86	MY22H9NS402320M	Samsung SyncMaster 2243SWX 22	2009

Category	Inventory Name	SN or Account Number	Description	Purchase Date
Monitor	MN23	2A54344VUFZ	Apple Cinema Display (20-inch DVI Late 2005)	2007
Monitor	MN67	HU24HVMS300395	Samsung SyncMaster 245T 24	7/3/2009
Monitor	MN72	HU24HVMS300393	Samsung SyncMaster 245T 24	7/18/2009
Monitor	MN68	HU24HVMS300124R	Samsung SyncMaster 245T 24	2009
Monitor	MN70	KI26HVNS400221	Samsung SyncMaster 2693HM 25.2	7/15/2009
Monitor	MN54	HU24HVMP906505	Samsung 245BW 24	8/20/2008
Monitor	MN69	HU24HVMS300375	Samsung SyncMaster 245T 24	7/3/2009
Monitor	MN66	HU24HVMS300385	Samsung SyncMaster 245T 24	7/3/2009
Monitor	MN76	MY22H9NS402545	Samsung SyncMaster 2243SWX 22	7/17/2009
Printer	ESPON	JZ20011651	Epson Stylus Pro 9880 Printer	12/14/2009
Printer	ESPON	JYU0014793	Epson Stylus Pro 7880 Printer	12/14/2009
Printer	PR15	CN09E2B44D	HP Deskjet 3050	2010
Server	FRANCE	72NFGF1	Dell PowerVault NX1950 Storage Server - SATAu Windows Unified Data Storage Server 2003 64 bits	12/21/2007
Blackberry	CHINA	5SN5QF1	Dell PowerVault MD3000 Storage Array - SATAu + 15 500GB SATA drives.
Firewall	Watchguard	908671443-336D	Watchguard Firebox FB X550e	11/25/2009
Switch	CISCO	F0C1249W4VJ	Catalyst 3560G series PoE-48 (WS C3560G 48PS S)	12/3/2009
Software	MS office 2008 for Mac		$336 for 1 license and we have: 11 Apple computers	9/19/2008
Software	Adobe Creative Suite CS3 Standard for Mac/Windows		$1176 for 1 license and we have: 14 computers	5/19/2008
Software	Kaledo		Kaledo Print V2R1	3/9/2010
Software	Kaledo		Kaledo Print V1R1 + can be upgraded V2R1	6/16/2009
Software	Kaledo		Kaledo Textile V1R1 + can be upgraded V2R1	6/16/2009
Software	Image Print		ImagePrint for Epson 9880 Windows Edition	12/14/2009
Software	Image Print		ImagePrint for Epson 7880 Windows Edition (Additional License)	12/14/2009

Exhibit B

Software

Software Description	Licensed (Y/N)	Term of License	License Fee

Microsoft Office 2008 for Mac	Yes	n.a.	$336 per license x 11 mac computers

Adobe Creative Suite CS3 Standard for Mac/Windows	Yes	n.a.	$1,176 per license x 14 computers

Kaledo Print V2R1	Yes	n.a.	$9,500

Kaledo Print V1R1 + can be upgraded V2R1	Yes	n.a.	$12,600

Kaledo Textile V1R1 + can be upgraded V2R1	Yes	n.a.	$31,300

ImagePrint for Epson 9880 Windows Edition	Yes	n.a.	$2,420

ImagePrint for Epson 7880 Windows Edition (Additional License)	Yes	n.a.	$675